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                                                                    Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


April 15, 2002


Dear Sir/Madam:

     We have read the paragraphs of Item 4 included in the Form 8-K dated April 11, 2002 of Nuance Communications, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP



cc:   Mr. William Dewes
      Vice President and Chief Financial Officer
      Nuance Communications, Inc.